CERTIFICATE OF INCORPORATION

                                       Of

                          BIORELEASE TECHNOLOGIES, INC.


     FIRST. The name of this Corporation is BIORELEASE TECHNOLOGIES, INC.

     SECOND. The registered office of BIORELEASE TECHNOLOGIES, INC. (the "Corporation") in the State of Delaware, shall be 1013 Centre Road, Wilmington, Delaware 19805, in the County of New Castle. The name of the registered agent at such office shall be The Company Corporation.

     THIRD. The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world. Viz: "The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware."

     FOURTH. The amount of the total authorized capital stock of the Corporation is: (a) Twenty Million (20,000,000) shares of Common Stock, $.001 par value per share; and (b) Five Million (5,000,000) shares of Preferred Stock, $.001 par value, with such rights, powers, preferences, designations, limitations, restrictions and other qualifications as determined by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such Preferred Stock, which power is hereby expressly vested in the Board of Directors.


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     FIFTH. The name and mailing address of the incorporator is as follows:

            NAME:                                     ADDRESS:
            ---------                                 --------
            Kimberly Andras            201 N. Walnut St., Wilmington, DE 19801

     SIXTH. The powers of the incorporator are to terminate upon filing of the Certificate of Incorporation, and the names and mailing addresses of persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

             R. Bruce Reeves, 754 Straw Hill, Manchester, NH 03104

     SEVENTH. The Directors shall have power to make and to alter or amend the By-Laws; and to fix the amount to be reserved as working capital.

     The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of the Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

     It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposed and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

     EIGHTH. To the fullest extent legally permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director.

     NINTH. The corporation elects not to be governed by Section 203 of the General Corporation law of Delaware.

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     TENTH. The Corporation shall indemnify all persons whom it may indemnify to the fullest extent allowed by the General Corporation Law of Delaware.

         I, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein are true; and I have accordingly hereunto set my hand.

DATED July 22, 1992
State of:         Delaware
County of:        New Castle

                                                      /s/ Kimberly Andras
                                                      --------------------
                                                      Kimberly Andras